FOR IMMEDIATE RELEASE

June 1, 2007

BEKEM METALS, INC. APPOINTS INTERIM PRESIDENT

SALT LAKE CITY, UTAH (PR Newswire) Bekem Metals, Inc., (OTCBB: BKMM.OB) announced today that Yermek Kudabayev has been appointed as the Company’s interim President and CEO following the resignation of Marat Cherdabayev as an officer and director of the Company. Mr. Kudabayev will continue to serve as the Company’s Chief Financial Officer during his appointment. Mr. Cherdabayev notified the board of directors of his decision to resign to pursue other business interests at a board of directors meeting held on May 30, 2007.

The board of directors determined not to fill the vacancy on the board of directors created by the resignation until completion of a search for a suitable replacement. Mr. Nurlan Tajibaev, a member of the Company’s board of directors who was appointed to spearhead the search for a candidate to fill the office of President and CEO, stated, “We regret to lose the services of Mr. Cherdabayev. He has been a guiding force in the development of the Company. We extend our appreciation to him and wish success in his future endeavors. However, the Company is poised to continue to make outstanding progress in proving its nickel and cobalt resources and to move to the commencement of mining operations.”

Bekem Metals is engaged in the exploration and production of nickel, cobalt and other minerals in Kazakhstan. The Company maintains administrative offices in Almaty, Kazakhstan and Salt Lake City, Utah.

For more information please contact Yermek Kudabayev at +7 (3272) 923 833.

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the sufficiency of funds, implementation of business plans and other risks described in the Company’s periodic reports on file with the Securities and Exchange Commission.